Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

Malvern, PA — (GLOBE NEWSWIRE) — February 26, 2014 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the fourth quarter and full year-ended December 31, 2013.

Company Highlights

•                  Finished the year with fourth quarter revenue of $33.1 million and $5.2 million of adjusted EBITDA

•                  16% revenue growth for the full year 2013 as compared to 2012

•                  Achieved profitability on an adjusted basis for the full year 2013

•                  Generated positive adjusted EBITDA of $16.9 million for the year

•                  $22.2 million in cash and no debt as of December 31, 2013

•                  Serviced record patient volume in 2013

•                  Reduced consolidated DSO to 47 days, a 14 day improvement compared to year-end 2012

•                  Successfully created holding company structure under the BioTelemetry name to support future growth initiatives

•                  Signed agreement with UnitedHealthcare Insurance Company covering all monitoring services

•                  Launched MCOTos 2:1, providing both MCOTTM and wEvent monitoring capability in a single device

•                  Announced the patent litigation victory and acquisition of Mednet Healthcare Technologies, Inc.

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, commented: “2013 was an outstanding and transformational year for BioTelemetry.  We posted strong year over year top line growth while continuing to drive down operating expenses.  Patient volume hit a record high, growing 7% year over year and generating a $7 million increase in patient revenue.  The patient volume growth stemmed from the ongoing success of the CardioNet Comprehensive sales initiative, the addition of several new payor contracts and the growing market acceptance of the MCOTos 2:1 and wEvent devices.  The increased patient revenue, in combination with the full year impact of the Cardiocore acquisition, resulted in total revenue of $130 million, a 16% increase versus the prior year.  Furthermore, while driving strong top line growth, we remained focused on improving and streamlining our operations.  As a result, we achieved adjusted EBITDA of $17 million for the year, our highest EBITDA since 2008.

“In addition to our financial and operational successes, we are also excited by our recent patent litigation victory, which ultimately culminated in the acquisition of Mednet Healthcare Technologies, Inc.  While the acquisition did not impact our 2013 results, we expect it to be accretive, adding $4 to $5 million in EBITDA on an annualized basis.  We are looking forward to welcoming Mednet’s customers and employees to our team.

“Looking forward, we enter 2014 with considerable momentum to execute on our strategic plan.  We expect to take additional market share and further solidify our position as the industry’s technology leader.  We will continue to bring innovation to mobile cardiac monitoring by launching next generation devices in the future such as CardioKey, our low cost 14-day Holter.  In addition, we expect research services to benefit from recent internal initiatives, which should enhance its growth in the coming year.  We have never been better positioned to compete and we expect to have another successful year in 2014”.

Fourth Quarter Financial Results

Revenue for the fourth quarter 2013 was $33.1 million, an increase of 10.5% compared to $30.0 million in the fourth quarter 2012.  Total revenue increased $3.1 million due to an increase in patient services revenue of $4.3 million as a result of higher overall patient volume.  This was partially offset by a decrease in both research services and product segment revenue of $1.2 million.  For the three months ended December 31, 2013, patient revenue was comprised of 43% Medicare and 57% commercial.

Gross profit for the fourth quarter 2013 increased to $20.8 million, or 62.8% of revenue, compared to $17.2 million, or 57.3% of revenue, in the fourth quarter of 2012.  The increase in gross profit percentage was related to efficiencies in the patient services segment as well as favorable revenue mix.

On a GAAP basis, operating expenses for the fourth quarter 2013 were $20.6 million, a decrease of 6.3% compared to $22.0 million in the fourth quarter 2012.  On an adjusted basis, operating expenses for the fourth quarter were $19.2 million, a 0.4% decrease compared to $19.3 million for the prior year quarter.  These operating expenses exclude $1.4 million in the fourth quarter 2013 and $2.7 million in the fourth quarter 2012 related to restructuring and other nonrecurring charges.

On a GAAP basis, net income and earnings per share for the fourth quarter 2013 were breakeven, compared to a net loss of $4.3 million, or a loss of $0.17 per diluted share, for the fourth quarter 2012.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net income for the fourth quarter 2013 was $1.4 million, or income of $0.05 per diluted share.  This compares to an adjusted net loss of $2.3 million, or a loss of $0.09 per diluted share, for the fourth quarter 2012, which excludes the impact of restructuring and other nonrecurring charges.

Full Year 2013 Financial Results

Revenue for the twelve months ended December 31, 2013 was $129.5 million, an increase of 16.2% compared to $111.5 million reported in the prior year.  The increase in total revenue of $18.0 million was primarily related to an increase in research services revenue of $12.0 million due to the acquisition of Cardiocore in August 2012 and an increase in patient services revenue of $6.7 million due to higher overall patient volume.  Offsetting these increases was a decline in product revenue of $0.7 million.  For the twelve months ended December 31, 2013, patient revenue was comprised of 45% Medicare and 55% commercial.

Gross profit for the twelve months ended December 31, 2013 was $79.1 million, or 61.1% of revenue, compared to $65.9 million, or 59.1% of revenue, in the prior year.  Gross profit for the twelve months ended December 31, 2013 on an adjusted basis was $79.6 million, or 61.4% of revenue, excluding $0.5 million related to restructuring and other nonrecurring charges.  This compares to gross profit for the twelve months ended December 31, 2012 on an adjusted basis of $66.8 million, or 59.9% of revenue, excluding $0.9 million related to restructuring and other nonrecurring charges.  The increase in gross profit percentage was related to higher revenue and the impact of operational efficiencies in the patient services segment.

On a GAAP basis, operating expenses for the twelve months ended December 31, 2013 were $85.9 million, an increase of 8.7% compared to $79.1 million in the prior year.  On an adjusted basis, operating expenses for the full year 2013 were $77.5 million, a 5.2% increase compared to $73.7 million in the prior year, excluding $8.4 million in the twelve months ended 2013 and $5.4 million in the twelve months ended 2012 related to restructuring and other nonrecurring charges.  The increase in operating expense was driven by the addition of Cardiocore as well as development costs for our next generation device partially offset by lower bad debt.

On a GAAP basis, net loss for the twelve months ended December 31, 2013 was $7.3 million, or a loss of $0.29 per diluted share, compared to a net loss of $12.2 million, or a loss of $0.49 per diluted share, for the twelve months ended December 31, 2012.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net income for the twelve months ended December 31, 2013 was $1.6 million, or income of $0.06 per diluted share.  This compares to an adjusted net loss of $6.9 million, or a loss of $0.28 per diluted share, for the twelve months ended December 31, 2012, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of December 31, 2013, total cash was $22.2 million, an increase of $3.9 million compared to year-end 2012.  The significant cash uses during 2013 included $8.2 million for capital expenditures, primarily for medical devices.  Positive operating cash flow of $11.3 million funded these expenditures.  In addition, consolidated DSO decreased to 47 days, representing a fourteen day decrease compared to year-end 2012.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Wednesday, February 26, 2014, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the effect of our ability to successfully integrate the Mednet Healthcare Technologies, Inc. operations into our business, as well as Mednet post-acquisition impact on our business operations and financial results, the national rate set by the Centers for Medicare and Medicaid Services (“CMS”) for our mobile cardiovascular telemetry service, the effects of the recent CMS rate reduction as announced by us on December 4, 2013, effects of changes in health care legislation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, including our ongoing project with IMEC International and related partners, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations	December 31,	December 31,
(In Thousands, Except Per Share Amounts)	2013	2012

Revenue	$33,105	$29,959
Cost of revenue	12,310	12,792
Gross profit	20,795	17,167
Gross profit %	62.8%	57.3%

Operating expenses:
General and administrative expense	9,005	8,368
Sales and marketing expense	6,538	6,949
Bad debt expense	1,926	2,846
Research and development expense	1,938	1,296
Integration, restructuring and other charges	1,162	2,492
Total operating expenses	20,569	21,951

Income (loss) from operations	226	(4,784)
Interest and other (expense), net	(12)	(39)

Income (loss) before income taxes	214	(4,823)
Benefit (provision) for income taxes	(191)	474
Net Income (loss)	$23	$(4,349)

Earnings (loss) per Share:
Basic	$0.00	$(0.17)
Diluted	$0.00	$(0.17)

Weighted Average Shares Outstanding:
Basic	25,803	25,215
Diluted	27,822	25,215

	Twelve Months Ended
	(unaudited)
Consolidated Statements of Operations	December 31,	December 31,
(In Thousands, Except Per Share Amounts)	2013	2012

Revenue	$129,501	$111,494
Cost of revenue	50,431	45,593
Gross profit	79,070	65,901
Gross profit %	61.1%	59.1%

Operating expenses:
General and administrative expense	36,569	32,644
Sales and marketing expense	26,275	25,604
Bad debt expense	7,787	11,912
Research and development expense	7,338	4,664
Integration, restructuring and other charges	7,982	4,236
Total operating expenses	85,951	79,060

Loss from operations	(6,881)	(13,159)
Interest and other (expense), net	(223)	52

Loss before income taxes	(7,104)	(13,107)
Benefit (provision) for income taxes	(215)	905
Net loss	$(7,319)	$(12,202)

Loss per Share:
Basic	$(0.29)	$(0.49)
Diluted	$(0.29)	$(0.49)

Weighted Average Shares Outstanding:
Basic	25,544	24,934
Diluted	25,544	24,934

Summary Financial Data	December 31,	December 31,
(In Thousands)	2013	2012
	(unaudited)	(unaudited)

Cash and investments	$22,151	$18,298
Patient accounts receivable, net	11,437	13,792
Other accounts receivable, net	5,680	6,515
Days sales outstanding	47	61
Working capital	25,215	24,932
Total assets	87,546	90,010
Total debt	—	—
Total shareholders’ equity	66,829	69,998

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	December 31, 2013	December 31, 2012
Operating Income (loss) — GAAP	$226	$(4,784)
Nonrecurring charges (a)	1,367	2,672
Adjusted operating income (loss)	$1,593	$(2,112)
Net Income (loss) — GAAP	$23	$(4,349)
Nonrecurring charges (a)	1,367	2,080
Adjusted net income (loss)	$1,390	$(2,269)

Income (loss) per diluted share — GAAP	$0.00	$(0.17)
Nonrecurring charges per share (a)	0.05	0.08
Adjusted earnings (loss) per diluted share (b)	$0.05	$(0.09)

(a)         In the fourth quarter of 2013, the Company incurred $1.2 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation as well as $0.2 million for other nonrecurring charges.  In the fourth quarter of 2012, the Company incurred $2.5 million related to integration, restructuring and other charges, $0.1 million of other nonrecurring expenses primarily for legal fees related to litigation and $0.1 million for the forfeiture and acceleration of certain options.  These charges were partially offset by a $0.6 million tax benefit related to the acquisition of Cardiocore.

(b)         Due to the Company reporting positive net income for the fourth quarter, the Company used the weighted average diluted shares outstanding as of the end of the fourth quarter in the earnings per share calculation.  The diluted share count used was 27.8 million.

	Three Months Ended
	(unaudited)
	December 31, 2013	December 31, 2012

Cash provided (used) by operating activities	$4,215	$2,129
Capital expenditures	(3,306)	(1,605)
Free cash flow	$909	$524

	Three Months Ended
	(unaudited)
	December 31, 2013	December 31, 2012

Operating income (loss) — GAAP	$226	$(4,784)
Nonrecurring charges	1,367	2,672
Depreciation and amortization expense	2,842	2,782
Stock compensation expense	798	978
Adjusted EBITDA	$5,233	$1,648

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Twelve Months Ended
	(unaudited)
	December 31, 2013	December 31, 2012
Operating loss — GAAP	$(6,881)	$(13,159)
Nonrecurring charges (a)	8,897	6,280
Adjusted operating income (loss)	$2,016	$(6,879)
Net loss — GAAP	$(7,319)	$(12,202)
Nonrecurring charges (a)	8,897	5,257
Adjusted net income (loss)	$1,578	$(6,945)

Loss per diluted share — GAAP	$(0.29)	$(0.49)
Nonrecurring charges per share (a)	0.35	0.21
Adjusted income (loss) per diluted share (b)	$0.06	$(0.28)

(a)         In the year-ended December 31, 2013, the Company incurred $8.0 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation, employee related costs for restructuring and integration, and $0.9 million for other nonrecurring charges and the forfeiture and acceleration of certain options.  In the year-ended December 31, 2012, the Company incurred $4.2 million related to integration, restructuring and other charges, $1.5 million of other nonrecurring charges primarily related to the San Francisco monitoring center and legal fees and $0.6 million for the forfeiture and acceleration of certain options.  These charges were partially offset by a $1.0 million tax benefit related to the acquisitions of ECG Scanning and Cardiocore.

(b)         Due to the Company reporting positive adjusted net income for the twelve months ended December 31, 2013, the Company used the weighted average diluted shares outstanding as of the end of the year in the earnings per share calculation.  The diluted share count used was 26.8 million.

	Twelve Months Ended
	(unaudited)
	December 31, 2013	December 31, 2012

Cash provided (used) by operating activities	$11,259	$5,743
Capital expenditures	(8,169)	(5,962)
Free cash flow	$3,090	$(219)

	Twelve Months Ended
	(unaudited)
	December 31, 2013	December 31, 2012

Operating loss — GAAP	$(6,881)	$(13,159)
Nonrecurring charges	8,897	6,280
Depreciation and amortization expense	11,755	9,123
Stock compensation expense	3,166	3,169
Adjusted EBITDA	$16,937	$5,413